Exhibit 5.1

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

November 13, 2017

Sterling Bancorp, Inc.

One Towne Square

Suite 1900

Southfield, MI 48076

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancorp, Inc., a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement of the Company on Form S-1 (Registration No. 333-221016 as amended through the date hereof and including all exhibits thereto, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to a proposed underwritten public offering (the “Offering”) of up to 11,500,000 shares of the Common Stock, no par value, of the Company (the “Common Stock”), comprised of (i) up to an aggregate of 7,692,308 shares of Common Stock to be issued and sold by the Company (the “Company Shares”), and (ii) up to an aggregate of 3,807,692 shares of Common Stock to be sold by certain shareholders of the Company (the “Selling Shareholder Shares”), which includes 1,500,000 shares of Common Stock that may be sold by certain shareholders of the Company upon exercise of an option to purchase shares granted to the underwriter.  The Selling Shareholder Shares together with the Company Shares are referred to herein as the “Shares”.  The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the “Underwriting Agreement”).

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that (i) the Company Shares have been duly authorized by the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus, with payment received by the Company in the manner described in the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (ii) the Selling Shareholder Shares have been duly authorized by the Company, and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

JVK/JQW/REW/MSB

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